Exhibit 99.1

Wireless Telecom Group Announces the Sale of CommAgility, its Radio, Baseband and Software Segment, to E-Space

December 5, 2022

Parsippany, New Jersey, USA – December 5, 2022 –Wireless Telecom Group, Inc. (NYSE American: WTT) (the “Company”) today announced it entered into a definitive agreement to sell its radio, baseband and software segment, CommAgility LTD., to global space company, E-Space. The purchase price is $14.5 million, inclusive of $13.75 million in cash consideration and a $750,000 note payable, subject to agreed-upon reductions.

The transaction was the result of the Company’s previously disclosed process for evaluating strategic alternatives. The Purchase Agreement includes customary terms and conditions, including certain adjustments to the purchase price based on transaction costs, net working capital and indebtedness. The transaction, which was unanimously approved by the Board of Directors of both companies, is subject to various terms and conditions, including customary closing conditions.

Tim Whelan, Wireless Telecom Group, Inc. Chief Executive Officer stated, “We have communicated to our shareholders since our divestiture of our Microlab business in March 2022 that we are committed to maximizing shareholder value and exploring all options, including through a strategic alternatives process. This transaction unlocks value for our shareholders and allows us to continue to evaluate strategic options for our remaining Test & Measurement business as well as evaluate the efficient return of capital to our shareholders.”

Greg Wyler, E-Space founder, chairman and CEO added, “We look forward to welcoming CommAgility into Team E-Space. Their expertise and technology assets are a strong complement to E-Space and will help accelerate our vision to bridge Earth and space with the world’s most sustainable low Earth orbit communications network.”

The transaction, which is expected to be completed no later than January 31, 2023, is subject to customary closing conditions, including regulatory approvals.

As a result of this transaction, Wireless Telecom Group is now comprised solely of Test & Measurement brands including Boonton, Holzworth and Noisecom.

Wireless Telecom Group continues to explore strategic alternatives for the Company to enhance value for shareholders. No timetable has been set for the Company’s process. Wireless Telecom Group does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary. There is no assurance that continuing to pursue strategic alternatives will result in Wireless Telecom Group further changing its current business plan, pursuing a particular transaction or completing any such transaction.

CDX Advisors is serving as exclusive financial advisor and Bryan Cave Leighton Paisner is serving as legal counsel to Wireless Telecom Group.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton, Holzworth, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, and semiconductor industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal generators, phase noise analyzers, signal processing modules, noise sources, and programmable noise generators, Wireless Telecom Group enables the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wirelesstelecomgroup.com.

About E-Space

E-Space is a global space company focused on bridging Earth and space with the world’s most sustainable low Earth orbit (LEO) network that is expected to reach over one hundred thousand multi-application communication satellites to help businesses and governments securely and affordably access the power of space to solve problems on Earth. Founded by industry pioneer Greg Wyler, E-Space is focused on democratizing space and transforming industries by bringing down the cost of space-based communications, raising the level of satellite system resiliency and setting a new standard in sustainable space infrastructure that will effectively minimize and reduce space debris and destruction while preserving access to space for future generations. Learn more about the Company at e-space.com, or follow E-Space on LinkedIn and Instagram.

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Wireless Telecom Group Media/Investor Contact:

Mike Kandell, Chief Financial Officer (973) 386-9696

E-Space Media Contact:

Chris Phillips, vice president, PR & Communications: chris.phillips@e-space.com; +1 (917) 974-1667